Exhibit 99.1

FOR IMMEDIATE RELEASE

August 13, 2013

Citizens Bancshares Corporation Announces Second Quarter 2013 Results

ATLANTA, August 13, 2013/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced second quarter 2013 net income before preferred dividends of $271,000 compared to a net loss before preferred dividends of $247,000 for the same period last year. Net income available to common shareholders for the second quarter of 2013 was $212,000, or $0.10 per diluted common share compared to a net loss available to common shareholders of $306,000, or $0.14 per diluted common share, reported for the second quarter of 2012.

“We are proud of our second quarter earnings results compared to the same period last year.  We believe our performance this quarter continues to validate the efforts we have made in improving asset quality and realizing operational efficiencies,” stated Ms. Cynthia Day, President and Chief Executive Officer.  “As is consistent in the industry, net interest margin compression continues to be a challenge; however, we continue to seek ways to mitigate the effect on revenue.  We are making investments in our consumer divisions, including mortgage lending, which we believe will enhance noninterest income. We also continue to deploy a significant amount of resources in order to compete for new lending opportunities in a highly competitive market.”

Year-to-date, the Company reported a net income before preferred dividends of $543,000 compared to a net loss of $114,000 for the same period in 2012.  Net income available to common shareholders for the six months was $425,000, or $0.20 per diluted common share compared to a net loss available to common shareholders of $232,000, or $0.11 per diluted common share, reported for the same period in 2012.

Other financial highlights:

•                  Average loans decreased by $4.0 million to $180 million in the second quarter of 2013, and represented a 2.1% decrease from the prior quarter primarily attributed to loan payoffs and paydowns that exceeded loan growth during the quarter. As with our industry, we continue to experience the impact of a challenging lending environment and competitive pricing pressures.  The Company continues to pursue opportunities to enhance our lending and is investing in the resources and lending associates to strengthen our efforts.

•                  Average deposits increased by $15.8 million, or 4.7%, to $351 million in the second quarter of 2013 from the prior quarter. On a year over year basis, average deposits decreased $2.3 million or 0.01%.  At June 30, 2013, the Company’s cost of funds was 0.25% compared to 0.30% for the same period last year.

•                  During the second quarter of 2013, the net interest margin on a fully tax equivalent basis improved slightly to 3.69% compared to 3.68% in the previous quarter.

•                  Core expenses continue to be closely managed and OREO related expenses for the quarter decreased by $1,269,000 compared to the same period last year.  All inclusive, total noninterest expense declined by $1,286,000 for the period.

•                  Capital levels remain well above regulatory capitalization standards.  At June 30, 2013, both the Company and the Bank’s capital position exceed the well capitalized minimum levels required by regulation.

	2nd	2nd
	Quarter	Quarter
(In thousands, expect per share data)	2013	2012	Change

Income Statement
Net income (loss) available to common shareholders	$212	$(306)	169.3%
Net income (loss) per diluted common share	0.10	(0.14)	171.4%
Total revenues	4,628	5,701	(18.8)%
Provision for loan losses	50	750	(93.3)%
Noninterest income	1,199	1,565	(23.4)%
Noninterest expense	4,101	5,387	(23.9)%

Balance Sheet
Average loans, gross	180,318	195,839	(7.9)%
Average deposits	350,996	342,956	2.3%

Capital
Total capital (to risk weighted assets)	19%	18%
Tier 1 capital (to risk weighted assets)	17%	16%
Tier 1 capital (to average assets)	10%	10%

The Company’s second quarter 2013 provision for loan losses decreased by $175,000 to $50,000 compared to the first quarter of 2013, and decreased by $700,000 compared to the same three month period last year.  The allowance for loan losses was $3.4 million at June 30, 2013 and $3.5 million at December 31, 2012.  At June 30, 2013, the allowance for loan losses was 34% of nonperforming loans compared to 33% at December 31, 2012. The Company considers its allowance for loan losses at June 30, 2013 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Samuel J. Cox, Chief Financial Officer
(404) 575-8306